Filed Pursuant to Rule 424(b)(5)
Registration No. 333-187343

PROSPECTUS SUPPLEMENT (to the Prospectus dated March 22, 2013)	DATED DECEMBER 24, 2013

1,580,000 Shares
Common Stock

We are offering 1,580,000 shares of our common stock, par value $0.012 per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “ORMP.”  On December 24, 2013, the last reported sale price for our common stock was $15.00 per share. The aggregate market value of our outstanding common equity held by non-affiliates on December 24, 2013 was $99,340,680, based on $15.00, the price per share at which our common stock was last sold on December 24, 2013. We have offered and sold common stock with an aggregate market value of $4,607,008 pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar months prior to and including the date hereof.

Our business and an investment in our common stock involve significant risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement and on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Aegis Capital Corp. is acting as the sole placement agent on this transaction.  The placement agent is not purchasing or selling any of these securities nor is the placement agent required to arrange for the sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus supplement.  There is no required minimum number of shares that must be sold as a condition to completion of the offering. We have agreed to pay the placement agent the placement agent fees set forth in the table below.

	Per Share	Total
Public offering price	$10.00	$15,800,000
Placement agent fee(1)	$0.50	$790,000
Proceeds, before expenses, to us	$9.50	$15,010,000

(1) In addition to the placement agent fee, we have agreed to reimburse the placement agent for certain expenses. See “Plan of Distribution.”

Delivery of the shares is expected to be made on or about December 31, 2013, against payment for such shares to be received by us on the same date.

Sole Placement Agent

Aegis Capital Corp

December 24, 2013

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-187343) that we filed with the Securities and Exchange Commission, or the SEC, on March 18, 2013 and was declared effective on March 22, 2013.  Under this shelf registration process, we may, from time to time, sell any combination of the securities described in the accompanying prospectus in one or more offerings up to a total dollar amount of $25,000,000.  As of December 23, 2013, before giving effect to this offering, we have sold securities having an aggregate offering price of $4,607,008 under the foregoing shelf registration.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about the shares of our common stock and other securities we may offer from time to time under our shelf registration statement, some of which does not apply to the common stock offered by this prospectus supplement.

Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined together with all documents incorporated by reference. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. You should also read and consider the information in the documents referred to in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or contained in or incorporated by reference into the accompanying prospectus to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in, or incorporated by reference into, this prospectus supplement and contained in, or incorporated by reference into, the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of securities.

We are offering to sell, and are seeking offers to buy, the shares of common stock only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares of common stock in certain states or jurisdictions or to certain persons within such states and jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any state or jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms “we,” “us” and “our” mean Oramed Pharmaceuticals Inc. and its wholly-owned Israeli subsidiary, Oramed Ltd.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, regarding our business, clinical trials, financial condition, expenditures, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “planned expenditures,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein.  Additionally, statements concerning future matters are forward-looking statements. For example, this prospectus supplement states that the shares offered hereby are expected to be delivered on or about December 31, 2013.  In fact, the closing of the offering is subject to various conditions and contingencies as are customary in placement agency and securities purchase agreements in the United States.  If these conditions are not satisfied or the specified contingencies do not occur, this offering may not close.  This prospectus supplement also states that the proceeds will be used for expenses primarily related to our anticipated U.S. focused clinical development of our oral insulin for type 1 and type 2 diabetes indications as well as preclinical and clinical studies for our oral GLP-1 analog project, and for general corporate purposes, including general working capital purposes.  If our needs change, we may use the proceeds from the offering in other ways.

Although forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein reflect the good faith judgment of our management, such statements can only be based on facts and factors known by us as of such date. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements.  Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” herein, in the accompanying prospectus and in the documents we incorporate by reference herein and therein, as well as those discussed elsewhere in this prospectus supplement and the accompanying prospectus.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement, the accompanying prospectus or the respective documents incorporated by reference herein or therein, as applicable.  Except as required by law, we undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the sections entitled “Risk Factors,” and our consolidated financial statements and the related notes and other documents incorporated by reference herein and in the accompanying prospectus.

Our Company

Our Business

We are a pharmaceutical company currently engaged in the research and development of innovative pharmaceutical solutions, including an orally ingestible insulin capsule to be used for the treatment of individuals with diabetes, and the use of orally ingestible capsules or pills for delivery of other polypeptides.

Oral Insulin: We are seeking to revolutionize the treatment of diabetes through our proprietary flagship product, an orally ingestible insulin capsule (ORMD0801).  Our technology allows insulin to travel from the gastrointestinal tract via the portal vein to the bloodstream, revolutionizing the manner in which insulin is delivered. It enables its passage in a more physiological manner than current delivery methods of insulin.  Our technology is a platform that has the potential to deliver medications and vaccines orally that today can only be delivered via injection. In December 2012, we filed an Investigational New Drug, or IND, application with the U.S. Food and Drug Administration, or FDA, to begin a Phase 2 clinical trial of our orally ingested insulin capsule, in order to evaluate the safety, tolerability and efficacy of our oral insulin capsule on type 2 diabetic volunteers.  We have been communicating with the FDA regarding such IND application, and, according to the FDA’s request, are conducting a Phase 2a sub study before we may proceed with the Phase 2b clinical trial. The Phase 2a sub study is an in-patient study with 30 individuals that began in July 2013 and was completed in the fourth quarter of 2013. We anticipate results from the Phase 2a sub study in January 2014. We expect to begin the Phase 2b clinical trial in the third quarter of calendar year 2014. During calendar year 2013 we completed and reported successful results in a non-U.S. clinical trial testing the pharmacokinetic dose response of our orally ingestible insulin capsule in type 1 diabetes patients and we expect to begin a Phase 2 trial of our orally ingestible insulin capsule on type 1 diabetic volunteers in the second quarter of calendar year 2014.

GLP-1 Analog: Our second pipeline product is an orally ingestible exenatide (GLP-1 analog) capsule, which aids in the balance of blood-sugar levels and decreases appetite. Glucagon-like peptide-1, or GLP-1, is an incretin hormone - a type of gastrointestinal hormone that stimulates the secretion of insulin from the pancreas. The incretin concept was hypothesized when it was noted that glucose ingested by mouth (oral) stimulated two to three times more insulin release than the same amount of glucose administered intravenously. In addition to stimulating insulin release, GLP-1 was found to suppress glucagon release (hormone involved in regulation of glucose) from the pancreas, slow gastric emptying to reduce the rate of absorption of nutrients into the blood stream, and increase satiety. Other important beneficial attributes of GLP-1 are its effects of increasing the number of beta cells (cells that manufacture and release insulin) in the pancreas and, possibly, protection of the heart.  In January 2013, we began a clinical trial for our oral exenatide capsule on healthy volunteers and type 2 diabetic patients. We filed a pre-IND application with the FDA for Phase 2 in September 2013 and expect to begin a non-U.S. based Phase 1a trial and IND-enabling studies in 2014.

Combination of Oral Insulin and GLP-1 Analog: Our third pipeline product is a combination of our two primary products, oral insulin and oral exenatide. Preliminary results of this trial were announced in June 2012. The results showed that our two main products have greater positive effects when given together, as a combination therapy, above the administration of each product alone.  In February 2013, we commenced a first human clinical trial on type 2 diabetic volunteers with our oral insulin capsule delivered in combination with our oral exenatide capsule.

Corporate Information

We were incorporated in the State of Nevada on April 12, 2002 and reincorporated from the State of Nevada to the State of Delaware on March 11, 2011.  Since 2007, we have operated a wholly owned research and development subsidiary based in Israel called Oramed Ltd.  Our principal offices are located at Hi-Tech Park 2/4, Givat-Ram, PO Box 39098, Jerusalem 91390, Israel, our telephone number is 972-2-566-0001 and our website address is www.oramed.com.  The information on our website is not incorporated by reference in this prospectus supplement and should not be considered to be part of this prospectus supplement. Our website address is included in this prospectus supplement as an inactive technical reference only.

The Offering

Common stock offered by us	1,580,000 shares of common stock

Common stock outstanding after this offering	9,527,872 shares of common stock

Use of proceeds
We intend to use the net proceeds from this offering for expenses primarily related to our anticipated U.S. focused clinical development of our oral insulin for type 1 and type 2 diabetes indications as well as preclinical and clinical studies for our oral GLP-1 analog project, and for general corporate purposes, including general working capital purposes. See “Use of Proceeds” on page S-13 for more information.

Risk factors
See “Risk Factors” beginning on page S-3 of this prospectus supplement and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to purchase our common stock.

Nasdaq symbol	ORMP

Unless we indicate otherwise, all information in this prospectus supplement is based on 7,947,872 shares of common stock outstanding as of December 23, 2013, and excludes:

•
1,580,280 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plan at a weighted average exercise price of $4.43 per share, with 151,176 shares of common stock remaining available for future grant under such plan as of December 23, 2013; and

•	763,692 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.35 per share as of December 23, 2013.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein, including our Annual Report on Form 10-K for the fiscal year ended August 31, 2013, or our Annual Report, as well as all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, before you decide to invest in our common stock. Our business, prospects, financial condition and results of operations may be materially and adversely affected as a result of any of such risks.  The value of our common stock could decline as a result of any of these risks.  You could lose all or part of your investment in our common stock. Some of our statements in sections entitled “Risk Factors” are forward-looking statements.  The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations.

Risks Related to Our Business

We continue and expect to incur losses in the future.

Successful completion of our development programs and our transition to normal operations are dependent upon obtaining necessary regulatory approvals from the FDA prior to selling our products within the United States, and foreign regulatory approvals must be obtained to sell our products internationally. There can be no assurance that we will receive regulatory approval of any of our product candidates, and a substantial amount of time may pass before we achieve a level of revenues adequate to support our operations, if at all. We also expect to incur substantial expenditures in connection with the regulatory approval process for each of our product candidates during their respective developmental periods. Obtaining marketing approval will be directly dependent on our ability to implement the necessary regulatory steps required to obtain marketing approval in the United States and in other countries. We cannot predict the outcome of these activities.

Based on our current cash resources and commitments, we believe we will be able to maintain our current planned development activities and the corresponding level of expenditures for the next 12 months and beyond, although no assurance can be given that we will not need additional funds prior to such time. If there are unexpected increases in our operating expenses, we may need to seek additional financing during the next 12 months. See “Risk Factors—We will need substantial additional capital in order to satisfy our business objectives.”

We will need substantial additional capital in order to satisfy our business objectives.

To date, we have financed our operations principally through offerings of securities exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act. Assuming that this offering is consummated, we believe that our available resources and cash flow will be sufficient to meet our anticipated working capital needs for at least the next 12 months from the date of this prospectus supplement. We will require substantial additional financing at various intervals in order to continue our research and development programs, including significant requirements for operating expenses including intellectual property protection and enforcement, for pursuit of regulatory approvals, and for commercialization of our products. We can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to us, or at all. In the event that we are unable to obtain such financing, we will not be able to fully develop and commercialize our technology. Our future capital requirements will depend upon many factors, including:

●	Continued scientific progress in our research and development programs,

●	Costs and timing of conducting clinical trials and seeking regulatory approvals and patent prosecutions,

●	Competing technological and market developments,

●	Our ability to establish additional collaborative relationships, and

●	Effects of commercialization activities and facility expansions if and as required.

If we cannot secure adequate financing when needed, we may be required to delay, scale back or eliminate one or more of our research and development programs or to enter into license or other arrangements with third parties to commercialize products or technologies that we would otherwise seek to develop ourselves and commercialize ourselves. In such event, our business, prospects, financial condition, and results of operations may be adversely affected as we may be required to scale-back, eliminate, or delay development efforts or product introductions or enter into royalty, sales or other agreements with third parties in order to commercialize our products.

We are a development stage company with a history of losses and can provide no assurance as to our future operating results.

We are a development stage company with no revenues from our research and development activities. Consequently, we have incurred net losses and negative cash flows since inception. We currently have no product revenues, and may not succeed in developing or commercializing any products which could generate product or licensing revenues. We do not expect to have any products on the market for several years. In addition, development of our product candidates requires a process of pre-clinical and clinical testing, during which our products could fail. We may not be able to enter into agreements with one or more companies experienced in the manufacturing and marketing of therapeutic drugs and, to the extent that we are unable to do so, we will not be able to market our product candidates. Eventual profitability will depend on our success in developing, manufacturing, and marketing our product candidates. As of August 31, 2013 and August 31, 2012, we had working capital of $8,146,083 and $4,632,051, respectively, and stockholders’ equity of $8,130,775 and $3,778,013, respectively. We have generated no revenues to date. For the period from our inception on April 12, 2002 through August 31, 2013, the year ended August 31, 2012 and the year ended August 31, 2013, we incurred net losses of $22,123,589, $3,344,478 and $4,231,812, respectively. We may never achieve profitability and expect to incur net losses in the foreseeable future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report, which is incorporated by reference in this prospectus supplement.

We rely upon patents to protect our technology.

The patent position of biopharmaceutical and biotechnology firms is generally uncertain and involves complex legal and factual questions. We do not know whether any of our current or future patent applications will result in the issuance of any patents. Even issued patents may be challenged, invalidated or circumvented. Patents may not provide a competitive advantage or afford protection against competitors with similar technology. Competitors or potential competitors may have filed applications for, or may have received patents and may obtain additional and proprietary rights to compounds or processes used by or competitive with ours. In addition, laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

Patent litigation is becoming widespread in the biopharmaceutical and biotechnology industry and we cannot predict how this will affect our efforts to form strategic alliances, conduct clinical testing or manufacture and market any products under development. If challenged, our patents may not be held valid. We could also become involved in interference proceedings in connection with one or more of our patents or patent applications to determine priority of invention. If we become involved in any litigation, interference or other administrative proceedings, we will likely incur substantial expenses and the efforts of our technical and management personnel will be significantly diverted. In addition, an adverse determination could subject us to significant liabilities or require us to seek licenses that may not be available on favorable terms, if at all. We may be restricted or prevented from manufacturing and selling our products in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technologies. We currently hold several pending patent applications in the United States for our technologies covering oral administration of insulin and other proteins and oral administration of exenatides and proteins, corresponding patent applications filed in Canada, Europe, Japan, China, Russia, Israel, Brazil, Australia, South Africa, New Zealand, Hong Kong and India and eight patent applications allowed or granted by the Australian, Canadian, Chinese, Israeli, Japanese, New Zealand, South African and Russian (for our technologies covering oral administration of insulin and other proteins) and New Zealand and South African (for our technologies covering oral administration of insulin and other proteins and oral administration of exenatides) patent offices. Further, we intend to rely on a combination of trade secrets and non-disclosure and other contractual agreements and technical measures to protect our rights in our technology. We intend to depend upon confidentiality agreements with our officers, directors, employees, consultants, and subcontractors, as well as collaborative partners, to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop technology similar to ours, otherwise avoid our confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition, and results of operations. We believe that our technology is not subject to any infringement actions based upon the patents of any third parties; however, our technology may in the future be found to infringe upon the rights of others. Others may assert infringement claims against us, and if we should be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, our ability to continue to use our technology could be materially restricted or prohibited. If this event occurs, we may be required to obtain licenses from the holders of this intellectual property, enter into royalty agreements, or redesign our products so as not to utilize this intellectual property, each of which may prove to be uneconomical or otherwise impossible. Licenses or royalty agreements required in order for us to use this technology may not be available on terms acceptable to us, or at all. These claims could result in litigation, which could materially adversely affect our business, prospects, financial condition, and results of operations.

Our commercial success will also depend significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Patent applications are, in many cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications are filed. In the event of infringement or violation of another party’s patent, we may be prevented from pursuing product development or commercialization. See “Description of Business—Patents and Licenses” in our Annual Report, which is incorporated by reference in this prospectus supplement.

At present, our success depends primarily on the successful commercialization of our oral insulin capsule.

The successful commercialization of oral insulin capsule is crucial for our success. At present, our principal product is the oral insulin capsule. Our oral insulin capsule is in a very early stage of clinical development and faces a variety of risks and uncertainties. Principally, these risks include the following:

●	Future clinical trial results may show that the oral insulin capsule is not well tolerated by recipients at its effective doses or is not efficacious as compared to placebo,

●	Future clinical trial results may be inconsistent with previous preliminary testing results and data from our earlier studies may be inconsistent with clinical data,

●
Even if our oral insulin capsule is shown to be safe and effective for its intended purposes, we may face significant or unforeseen difficulties in obtaining or manufacturing sufficient quantities or at reasonable prices,

●
Our ability to complete the development and commercialization of the oral insulin capsule for our intended use is significantly dependent upon our ability to obtain and maintain experienced and committed partners to assist us with obtaining clinical and regulatory approvals for, and the manufacturing, marketing and distribution of, the oral insulin capsule on a worldwide basis,

●
Even if our oral insulin capsule is successfully developed, commercially produced and receives all necessary regulatory approvals, there is no guarantee that there will be market acceptance of our product, and

●
Our competitors may develop therapeutics or other treatments which are superior or less costly than our own with the result that our products, even if they are successfully developed, manufactured and approved, may not generate significant revenues.

●
If we are unsuccessful in dealing with any of these risks, or if we are unable to successfully commercialize our oral insulin capsule for some other reason, it would likely seriously harm our business.

We have limited experience in conducting clinical trials.

Clinical trials must meet FDA and foreign regulatory requirements. We have limited experience in designing, conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approval for our product candidates in any country. We have entered into agreements with Hadasit Medical Research Services and Development Ltd., or Hadasit, to assist us in designing, conducting and managing our various clinical trials in Israel, as more fully described in “Description of Business—Partnerships and Collaborative Agreements” in our Annual Report, which is incorporated by reference in this prospectus supplement, and will similarly use consultants for our various clinical trials in the United States. Any failure of Hadasit or any other consultant to fulfill their obligations could result in significant additional costs as well as delays in designing, consulting and completing clinical trials on our products.

Our clinical trials may encounter delays, suspensions or other problems.

We may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate our clinical trials at any phase. These problems could include the possibility that we may not be able to conduct clinical trials at our preferred sites, enroll a sufficient number of patients for our clinical trials at one or more sites or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, we, the FDA or foreign regulatory agencies may suspend clinical trials at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks or if we or they find deficiencies in the clinical trial process or conduct of the investigation. If clinical trials of any of the product candidates fail, we will not be able to market the product candidate which is the subject of the failed clinical trials. The FDA and foreign regulatory agencies could also require additional clinical trials, which would result in increased costs and significant development delays. Our failure to adequately demonstrate the safety and effectiveness of a pharmaceutical product candidate under development could delay or prevent regulatory approval of the product candidate and could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We can provide no assurance that our products will obtain regulatory approval or that the results of clinical studies will be favorable.

The testing, marketing and manufacturing of any of our products will require the approval of the FDA or regulatory agencies of other countries. We have completed certain non-FDA clinical trials and pre-clinical trials for our products but have yet to conduct any FDA approved trials. We filed an IND application with the FDA in December 2012 to conduct an FDA approved Phase 2 study on our oral insulin capsule. We have been communicating with the FDA regarding such Phase 2b IND application, and, according to the FDA’s request, are conducting a Phase 2a sub study before we may proceed with the Phase 2b clinical trial.

We cannot predict with any certainty the amount of time necessary to obtain regulatory approvals, including from the FDA or other foreign regulatory authorities, and whether any such approvals will ultimately be granted. In any event, review and approval by the regulatory bodies is anticipated to take a number of years. Preclinical and clinical trials may reveal that one or more of our products are ineffective or unsafe, in which event further development of such products could be seriously delayed or terminated. Moreover, obtaining approval for certain products may require the testing on human subjects of substances whose effects on humans are not fully understood or documented. Delays in obtaining necessary regulatory approvals of any proposed product and failure to receive such approvals would have an adverse effect on the product’s potential commercial success and on our business, prospects, financial condition, and results of operations. In addition, it is possible that a product may be found to be ineffective or unsafe due to conditions or facts which arise after development has been completed and regulatory approvals have been obtained. In this event we may be required to withdraw such product from the market. See “Description of Business—Government Regulation” in our Annual Report, which is incorporated by reference in this prospectus supplement.

We are dependent upon third party suppliers of our raw materials.

We are dependent on outside vendors for our entire supply of the oral insulin capsule and do not currently have any long-term agreements in place for the supply of oral insulin capsules. While we believe that there are numerous sources of supply available, if the third party suppliers were to cease production or otherwise fail to supply us with quality raw materials in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products and to conduct testing and clinical trials would be materially adversely affected.

We are highly dependent upon our ability to enter into agreements with collaborative partners to develop, commercialize, and market our products.

Our long-term strategy is to ultimately seek a strategic commercial partner, or partners, such as large pharmaceutical companies, with extensive experience in the development, commercialization, and marketing of insulin applications and/or other orally digestible drugs. We anticipate such partner or partners would be responsible for, or substantially support, late stage clinical trials (Phase 3) and sales and marketing of our oral insulin capsule and other products. Such planned strategic partnership, or partnerships, may provide a marketing and sales infrastructure for our products as well as financial and operational support for global clinical trials, post marketing studies, label expansions and other regulatory requirements concerning future clinical development in the United States and elsewhere.

While our strategy is to partner with an appropriate party, no assurance can be given that any third party would be interested in partnering with us. We currently lack the resources to manufacture any of our product candidates on a large scale and we have no sales, marketing or distribution capabilities. In the event we are not able to enter into a collaborative agreement with a partner or partners, on commercially reasonable terms, or at all, we may be unable to commercialize our products, which would have a material adverse effect upon our business, prospects, financial condition, and results of operations.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with more substantial enterprises.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. As a result, our products could become obsolete before we recoup any portion of our related research and development and commercialization expenses. These industries are highly competitive, and this competition comes both from biotechnology firms and from major pharmaceutical and chemical companies. Many of these companies have substantially greater financial, marketing, and human resources than we do (including, in some cases, substantially greater experience in clinical testing, manufacturing, and marketing of pharmaceutical products). We also experience competition in the development of our products from universities and other research institutions and compete with others in acquiring technology from such universities and institutions. In addition, certain of our products may be subject to competition from products developed using other technologies. See “Description of Business—Competition” in our Annual Report, which is incorporated by reference in this prospectus supplement.

We have limited senior management resources and may be required to obtain more resources to manage our growth.

We expect the expansion of our business to place a significant strain on our limited managerial, operational, and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train, and manage our work force in order to manage the expansion of our operations. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition, and results of operations. Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition, and results of operations will be materially adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business—Strategy” and “Description of Business—Employees” in our Annual Report, which is incorporated by reference in this prospectus supplement.

We depend upon our senior management and skilled personnel and their loss or unavailability could put us at a competitive disadvantage.

We currently depend upon the efforts and abilities of our senior executives, as well as the services of several key consultants and other key personnel, including Dr. Miriam Kidron, our Chief Medical and Technology Officer. The loss or unavailability of the services of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition, and results of operations. We do not maintain “key man” life insurance policies for any of our senior executives. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. There is currently a shortage of employees with expertise in developing, manufacturing and commercialization of products and related clinical and regulatory affairs, and this shortage is likely to continue. Competition for skilled personnel is intense and turnover rates are high. Our ability to attract and retain qualified personnel may be limited. Our inability to attract and retain qualified skilled personnel would have a material adverse effect on our business, prospects, financial condition, and results of operations.

Fulfilling our obligations incident to being a public company will be expensive and time consuming.

As a public company, the Sarbanes-Oxley Act of 2002, Dodd-Frank Act, and the related rules and regulations of the SEC require us to maintain certain corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these public company obligations increases our legal and financial compliance costs and place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems.

Healthcare policy changes, including pending legislation recently adopted and further proposals still pending to reform the U.S. healthcare system, may harm our future business.

Healthcare costs have risen significantly over the past decade. There have been and continue to be proposals by legislators, regulators and third-party payors to keep these costs down. Certain proposals, if passed, would impose limitations on the prices we will be able to charge for the products that we are developing, or the amounts of reimbursement available for these products from governmental agencies or third-party payors. These limitations could in turn reduce the amount of revenues that we will be able to generate in the future from sales of our products and licenses of our technology.

In March 2010, the U.S. Congress enacted and President Obama signed into law healthcare reform legislation that may significantly impact the pharmaceutical industry. In addition to requiring most individuals to have health insurance and establishing new regulations on health plans, this legislation will require discounts under the Medicare drug benefit program and increased rebates on drugs covered by Medicaid. In addition, the legislation imposes an annual fee, which will increase annually, on sales by branded pharmaceutical manufacturers starting in 2011. The financial impact of these discounts, increased rebates and fees and the other provisions of the legislation on our business is unclear and there can be no assurance that our business will not be materially adversely affected. In addition, these and other ongoing initiatives in the United States have increased and will continue to increase pressure on drug pricing. The announcement or adoption of any such initiative could have an adverse effect on potential revenues from any product that we may successfully develop.

Various healthcare reform proposals have also emerged at the state level. We cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. However, an expansion in government’s role in the U.S. healthcare industry may lower the future revenues for the products we are developing and adversely affect our future business, possibly materially.

We are exposed to fluctuations in currency exchange rates.

A considerable amount of our expenses are generated in dollars or in dollar-linked currencies, but a significant portion of our expenses such as some clinical studies and payroll costs are generated in other currencies such as NIS and pounds.  Most of the time, our non-dollar assets are not totally offset by non-dollar liabilities. Due to the foregoing and to the fact that our financial results are measured in dollars, our results could be adversely affected as a result of a strengthening or weakening of the dollar compared to these other currencies. During fiscal 2010, 2011 and 2013, the dollar depreciated in relation to the NIS, which raised the dollar cost of our Israeli based operations and adversely affected our financial results, while during fiscal 2012 the dollar increased in relation to the NIS, which reduced the dollar cost of our Israeli based operations costs.  In addition, our results could also be adversely affected if we are unable to guard against currency fluctuations in the future. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks.  These transactions, however, may not adequately protect us from future currency fluctuations and, even if they do protect us, may involve operational or financing costs we would not otherwise incur.

Risks Related to our Common Stock

As the market price of our common stock may fluctuate significantly, this may make it difficult for you to sell your shares of common stock when you want or at prices you find attractive.

The price of our common stock is currently listed on Nasdaq and constantly changes. In recent years, the stock market in general has experienced extreme price and volume fluctuations. We expect that the market price of our common stock will continue to fluctuate. These fluctuations may result from a variety of factors, many of which are beyond our control. These factors include:

●	Clinical trial results and the timing of the release of such results,

●	The amount of cash resources and our ability to obtain additional funding,

●	Announcements of research activities, business developments, technological innovations or new products by us or our competitors,

●	Entering into or terminating strategic relationships,

●	Changes in government regulation,

●	Departure of key personnel,

●	Disputes concerning patents or proprietary rights,

●	Changes in expense level,

●	Future sales of our equity or equity-related securities,

●	Public concern regarding the safety, efficacy or other aspects of the products or methodologies being developed,

●	Activities of various interest groups or organizations,

●	Media coverage, and

●	Status of the investment markets.

Future sales of common stock or the issuance of securities senior to our common stock or convertible into, or exchangeable or exercisable for, our common stock could materially adversely affect the trading price of our common stock, and our ability to raise funds in new equity offerings.

Future sales of substantial amounts of our common stock, including in this offering, or other equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or other equity-related securities.  We anticipate that we will need to raise capital through offerings of equity and equity related securities.  We can make no prediction as to the effect, if any, that future sales of shares of our common stock or equity-related securities, or the availability of shares of common stock for future sale, will have on the trading price of our common stock.

Our stockholders may experience significant dilution as a result of any additional financing using our equity securities.

To the extent that we raise additional funds by issuing equity securities, including in this offering, our stockholders may experience significant dilution. Sale of additional equity securities at prices below certain levels may trigger anti-dilution provisions with respect to certain securities we have previously sold.  See “Dilution” on page S-14.

Future sales of our common stock by our existing stockholders could adversely affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that these sales could occur.  These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As of December 23, 2013, we had outstanding 7,947,872 shares of common stock, a large majority of which are freely tradeable.  Giving effect to the exercise in full of all of our outstanding warrants and options, including those currently unexercisable, we would have outstanding  10,291,844 shares of common stock.

Our issuance of warrants and options to investors, employees and consultants may have a negative effect on the trading prices of our common stock as well as a dilutive effect.

We have issued and may continue to issue warrants, options and convertible notes at, above or below the current market price. As of December 23, 2013, we had outstanding warrants and options exercisable for 2,343,972 shares of common stock. In addition to the dilutive effect of a large number of shares of common stock and a low exercise price for the warrants and options, there is a potential that a large number of underlying shares of common stock may be sold in the open market at any given time, which could place downward pressure on the trading of our common stock.

Delaware law could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you, and thereby adversely affect existing stockholders.

The Delaware General Corporation Law contains provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of us, even when these attempts may be in the best interests of stockholders. Delaware law imposes conditions on certain business combination transactions with “interested stockholders.”   These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares of our common stock over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

Because we will not pay cash dividends, investors may have to sell shares of our common stock in order to realize their investment.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements which we may enter into with institutional lenders or otherwise may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors, or Board, and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that our Board decides are relevant. See “Dividend Policy” on page S-13.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

As of December 23, 2013, our directors, executive officers and principal affiliated stockholders beneficially own approximately 16.7% of our outstanding shares of common stock, excluding shares issuable upon the exercise of options and warrants.  As a result, these stockholders, should they act together, may have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, should they act together, may have the ability to control our management and affairs. Accordingly, this concentration of ownership might harm the market price of our common stock by:

●	Delaying, deferring or preventing a change in corporate control,

●	Impeding a merger, consolidation, takeover or other business combination involving us, or

●	Discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Risks Related to Conducting Business in Israel

We are affected by the political, economic, and military risks of locating our principal operations in Israel.

Our operations are located in the State of Israel, and we are directly affected by political, economic, and security conditions in that country. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been a high level of violence between Israel and the Palestinians. In addition, acts of terrorism, armed conflicts or political instability in the region could negatively affect local business conditions and harm our results of operations. We cannot predict the effect on the region of any diplomatic initiatives or political developments involving Israel or the Palestinians or other countries in the Middle East. Recent political events, including political uprisings, social unrest and regime change, in various countries in the Middle East and North Africa have weakened the stability of those countries, which could result in extremists coming to power. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and Hezbollah in Lebanon. This situation may potentially escalate in the future to violent events which may affect Israel and us. Our business, prospects, financial condition, and results of operations could be materially adversely affected if major hostilities involving Israel should occur or if trade between Israel and its current trading partners is interrupted or curtailed.

All adult male permanent residents of Israel, unless exempt, may be required to perform military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of our officers, directors, and employees currently are obligated to perform annual military reserve duty. We can provide no assurance that such requirements will not have a material adverse effect on our business, prospects, financial condition, and results of operations in the future, particularly if emergency circumstances occur.

Because we received grants from the Israeli Office of the Chief Scientist, we are subject to ongoing restrictions.

We received royalty-bearing grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, or the Chief Scientist, for research and development programs that meet specified criteria. We recognized grants in the amounts of $349,728, $372,959 and $309,155 in the years ended August 31, 2011, 2012, 2013, respectively. Due to reductions of the budget of the Chief Scientist, the amount of grants we receive from the Israeli government in the future might be lower than in prior years, if we receive any at all. The terms of the Chief Scientist’s grants limit our ability to transfer know-how developed under an approved research and development program outside of Israel, regardless of whether the royalties were fully paid.

It may be difficult to enforce a U.S. judgment against us or our officers and directors and to assert U.S. securities laws claims in Israel.

Almost all of our directors and officers are nationals and/or residents of countries other than the United States. As a result, service of process upon us, our Israeli subsidiary and our directors and officers, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and most of our directors and officers are located outside the United States, it may be difficult for investors to enforce within the United States any judgments obtained against us or any such officers or directors. Additionally, it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to such claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following key conditions are met:

●	subject to limited exceptions, the judgment is final and non-appealable;

●	the judgment was given by a court competent under the laws of the state in which the court is located and is otherwise enforceable in such state;

●	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

●	the laws of the state in which the judgment was given provides for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

●	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

●	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

If any of these conditions are not met, Israeli courts will likely not enforce the applicable U.S. judgment.

Risks Related to this Offering

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $10.00 per share, and after deducting the placement agent's fee and estimated offering expenses payable by us, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $7.58 per share in the net tangible book value of the common stock. See the section entitled “Dilution” on page S-14 in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our management has significant flexibility in using the net proceeds of this offering.

We intend generally to use the net proceeds from this offering for expenses related to our clinical trials, research and product development activities, and for general corporate purposes, including general working capital purposes.  Our management will have significant flexibility in applying the net proceeds of this offering. The actual amounts and timing of expenditures will vary significantly depending on a number of factors, including the amount of cash used in our operations and our research and development efforts.  Management’s failure to use these funds effectively would have an adverse effect on the value of our common stock and could make it more difficult and costly to raise funds in the future.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares of common stock offered pursuant to this prospectus supplement will be approximately $14,890,000, based upon the public offering price of $10.00 per share and after deducting the placement agent's fees and the estimated offering expenses that are payable by us.

We intend to use the net proceeds from this offering for expenses primarily related to our anticipated U.S. focused clinical development of our oral insulin for type 1 and type 2 diabetes indications as well as preclinical and clinical studies for our oral GLP-1 analog project, and for general corporate purposes, including general working capital purposes. Pending such application, we may invest the net proceeds in short term investments, some or all of which may not be investment grade rated.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs.

DETERMINATION OF OFFERING PRICE

We established the public offering price following negotiations with prospective investors and with reference to the prevailing market price of our common stock, recent trends in such price, daily average trading volume of our common stock, our current stage of development, future capital needs and other factors.

DILUTION

Purchasers of common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Our net tangible book value as of August 31, 2013 was approximately $1.02 per share of our common stock. Net tangible book value per share represents the amount of tangible assets less total liabilities, divided by 7,937,872 shares of common stock, which was the number of shares of our common stock outstanding as of August 31, 2013.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of shares of common stock in this offering at a public offering price of $10.00 per share, and after deducting the placement agent's fees and the estimated offering expenses payable by us, our as adjusted net tangible book value as of August 31, 2013 would have been approximately $2.42 per share of common stock. This represents an immediate increase in net tangible book value of $9.42 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $7.58 per share of common stock to investors participating in this offering. The following table illustrates this per share dilution:

Public offering price per share		$10.00
Net tangible book value per share as of August 31, 2013	$1.02
Increase per share attributable to this offering	$9.42

Adjusted net tangible book value per share as of August 31, 2013 after this offering		$2.42

Dilution per share to new investors in this offering		$7.58

The foregoing illustration does not reflect potential dilution from the exercise of outstanding options or warrants to purchase shares of our common stock.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of December 24, 2013, with Aegis Capital Corp.  Subject to the terms and conditions contained in the placement agency agreement, Aegis Capital Corp. has agreed to act as the placement agent in connection with the sale of our shares of common stock, or the Shares. The placement agent may engage selected dealers to assist in the placement of the Shares. The placement agent is not purchasing or selling any securities offered by us under this prospectus supplement and the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the Shares, but it has agreed to use its best efforts to arrange for the sale of all of the Shares in this offering. There is no required minimum number of Shares that must be sold as a condition to completion of this offering.

The placement agency agreement provides that the obligations of the placement agent and the purchasers of the Shares are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

We have entered into purchase agreements directly with purchasers in connection with this offering, and we will only sell to purchasers who have entered into purchase agreements. We currently anticipate that the closing of the sale of the Shares offered hereby will take place on or about December 31, 2013.

Upon closing, we will deliver to each purchaser delivering funds the number of Shares purchased by such purchaser through the facilities of The Depository Trust Company.

We have agreed to pay the placement agent an aggregate fee equal to 5.0% of the gross proceeds (equivalent to 5.0% per share of the per share offering price of $10.00) of this offering and expect the net proceeds from this offering to be approximately $14,890,000 after deducting up to $790,000 in placement agent fees, $20,000 in estimated expenses of the placement agent that are reimbursable by us and $100,000 in our estimated offering expenses. In addition, we have agreed to pay certain of the placement agent’s expenses relating to the offering, including, but not limited to, (a) all fees incurred in clearing this offering with the Financial Industry Regulatory Authority, or FINRA; (b) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of such states and other jurisdictions designated by the placement agent; (c) up to $10,000 for the placement agent’s expenses (including fees of counsel) incurred relating to registration or qualification of the shares under the “blue sky” securities laws; (d) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $2,000 per individual; (e) up to $20,000 of the placement agent’s accountable road show expenses; and (f) upon successfully completing this offering, $15,000 for the placement agent’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering.

We estimate that the total expenses of the offering payable by us, excluding the placement agent’s fee but including estimated expenses of the placement agent that are reimbursable by us, will be approximately $120,000.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities, including civil liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of those liabilities.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

Lock-Up Agreements.  We, our directors and executive officers have entered into lock-up agreements with the placement agent.  Under these agreements, we and these other individuals have agreed, subject to specified exceptions, not to sell or transfer any common stock or securities convertible into, or exchangeable or exercisable for, our common stock, during a period ending 90 days after the date of this prospectus supplement, without first obtaining the written consent of the placement agent. Specifically, we and these other individuals have agreed, in part, not to:

•
offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock; or

•
engage in any hedging or other transactions, including, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the shares of common stock or with respect to any security that includes, relates to, or derives any significant part of its value from the individual’s shares of common stock.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

The 90-day period is subject to extension if (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions imposed in the lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In addition, if the placement agent agrees to release any party from the restrictions set forth in the lock-up agreement with such party prior to the expiration of the restricted period, all other parties subject to the lock-up agreement shall be entitled to a proportionate release of their shares of common stock from the lock-up agreement restrictions.

Our common stock is traded on Nasdaq under the symbol “ORMP.”

The placement agent may distribute this prospectus supplement and the accompanying prospectus electronically.

The form of securities purchase agreement with the purchasers and the placement agency agreement has been included as exhibits to our Current Report on Form 8-K that was filed by us with the SEC on December 26, 2013.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York. Certain legal matters related to the offering will be passed upon for the placement agent by Troutman Sanders LLP, New York, New York.

EXPERTS

The consolidated financial statements as of August 31, 2013 and 2012, for each of the two years in the period ended August 31, 2013 and for the cumulative period September 1, 2007 to August 31, 2013 (not separately presented herein) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K have been so incorporated in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm in Israel given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the cumulative period from April 12, 2002 (the date of becoming a development stage entity) through August 31, 2007 (not separately presented herein) incorporated by reference in this prospectus supplement have been audited by Malone & Bailey, PC–Certified Public Accountants, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein.  Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Exchange Act and as a result file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below. We also make available on our website under “Investors/SEC Filings,” free of charge, our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC.   Our website address is www.oramed.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus supplement, and you should not consider the contents of our website in making an investment decision with respect to the common stock.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of common stock offered through this prospectus supplement. This prospectus supplement and the accompany prospectus are filed as a part of that registration statement and do not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus supplement and the accompanying prospectus are qualified in their entirety by reference to these additional materials.

You may read and copy the registration statement, reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling the SEC at 1 (800) SEC-0330. The SEC also maintains a website that contains reports and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement and the accompanying prospectus, to the extent the new information differs from or is inconsistent with the old information.

In addition to the documents listed under “Incorporation of Documents by Reference” in the accompanying prospectus, we incorporate by reference the documents listed below which we filed with the SEC under the Exchange Act:

(1)	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2013, filed with the SEC on November 27, 2013; and

(2)	Our Current Report on Form 8-K, filed with the SEC on December 26, 2013.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the filing of the registration statement of which this prospectus supplement and the accompanying prospectus form a part and prior to its effectiveness and (2) until all of the common stock to which this prospectus supplement relates has been sold or the offering is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act, will be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part hereof and thereof from the date of filing of such documents.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus supplement and the accompanying prospectus. To request a copy of any or all of these documents, you should write or telephone us at Hi-Tech Park 2/4, Givat-Ram, PO Box 39098, Jerusalem 91390, Israel, Attention: Yifat Zommer, 972-2-566-0001.

PROSPECTUS

$25,000,000

COMMON STOCK
WARRANTS
UNITS

We may from time to time sell common stock and warrants to purchase common stock, and units of such securities, in one or more offerings for an aggregate initial offering price of $25,000,000. We refer to the common stock, the warrants to purchase common stock and the units collectively as the securities. This prospectus describes the general manner in which our securities may be offered using this prospectus.   We may sell these securities to or through underwriters or dealers, directly to purchasers or through agents. We will set forth the names of any underwriters, dealers or agents in an accompanying prospectus supplement.  You should carefully read this prospectus and any accompanying supplements before you decide to invest in any of these securities.

Our common stock is traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “ORMP.”

Investing in the securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2013.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference, or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus and any prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since such date.

As used in this prospectus, the terms “we”, “us” and “our” mean Oramed Pharmaceuticals Inc. and our wholly-owned Israeli subsidiary, Oramed Ltd., unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $25,000,000. This prospectus describes the securities we may offer and the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

We are a pharmaceutical company currently engaged in the research and development of innovative pharmaceutical solutions, including an orally ingestible insulin capsule to be used for the treatment of individuals with diabetes, and the use of orally ingestible capsules or pills for delivery of other polypeptides.

Oral Insulin: We are seeking to revolutionize the treatment of diabetes through our proprietary flagship product, an orally ingestible insulin capsule (ORMD0801).  Our technology allows insulin to travel from the gastrointestinal tract via the portal vein to the bloodstream, revolutionizing the manner in which insulin is delivered. It enables its passage in a more physiological manner than current delivery methods of insulin.  Our technology is a platform that has the potential to deliver medications and vaccines orally that today can only be delivered via injection.

GLP-1 Analog: Our second pipeline product is an orally ingestible exenatide (GLP-1 analog) capsule, which aids in the balance of blood-sugar levels and decreases appetite. Glucagon-like peptide-1, or GLP-1, is an incretin hormone - a type of gastrointestinal hormone that stimulates the secretion of insulin from the pancreas. The incretin concept was hypothesized when it was noted that glucose ingested by mouth (oral) stimulated two to three times more insulin release than the same amount of glucose administered intravenously. In addition to stimulating insulin release, GLP-1 was found to suppress glucagon release (hormone involved in regulation of glucose) from the pancreas, slow gastric emptying to reduce the rate of absorption of nutrients into the blood stream, and increase satiety. Other important beneficial attributes of GLP-1 are its effects of increasing the number of beta cells (cells that manufacture and release insulin) in the pancreas and, possibly, protection of the heart.

Combination of Oral Insulin and GLP-1 Analog: Our third pipeline product is a combination of our two primary products, oral insulin and oral exenatide. Preliminary results of this trial were announced in June 2012. The results showed that our two main products have greater positive effects when given together, as a combination therapy, above the administration of each product alone.

Our executive offices are located at Hi-Tech Park 2/5, Givat-Ram, PO Box 39098, Jerusalem 91390, Israel, our telephone number is 972-2-566-0001 and our website address is www.oramed.com.  The information on our website is not incorporated by reference in this prospectus and should not be considered to be part of this prospectus. Our website address is included in this prospectus as an inactive technical reference only.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, as well as all of the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, before you decide to invest in our securities. Our business, prospects, financial condition and results of operations may be materially and adversely affected as a result of any of such risks.  The value of our securities could decline as a result of any of these risks.  You could lose all or part of your investment in our securities. Some of our statements in sections entitled “Risk Factors” are forward-looking statements.   The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements within the meaning of the federal securities laws regarding our business, clinical trials, financial condition, expenditures, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “planned expenditures,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus, any prospectus supplement and the documents we incorporate by reference.  Additionally, statements concerning future matters are forward-looking statements.

Although forward-looking statements in this prospectus, any prospectus supplement and the documents we incorporate by reference reflect the good faith judgment of our management, such statements can only be based on facts and factors known by us as of such date. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements.  Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” herein and in the documents we incorporate by reference, as well as those discussed elsewhere in this prospectus and any prospectus supplement.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, any prospectus supplement or the respective documents incorporated by reference, as applicable.  Except as required by law, we undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, any prospectus supplement and the documents incorporated by reference, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for research and product development activities, clinical trial activities and for working capital and other general corporate purposes.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering. Pending the application of the net proceeds, we intend to invest the net proceeds in bank deposits or investment-grade and interest-bearing securities subject to any investment policies our management may determine from time to time.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in any applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in any applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We may also include in any prospectus supplement information, where applicable, about material U.S. federal income tax consequences relating to the securities, and the securities exchange or market, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings, one or more of the following securities:

•	common stock;
•	warrants to purchase common stock; and
•	units of the securities mentioned above.

The total initial offering price of all securities that we may issue in these offerings will not exceed $25,000,000.

 DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our share capital. We encourage you to read our Certificate of Incorporation, as amended, and Amended and Restated By-laws which have been filed with the SEC, as well as the provisions of the Delaware General Corporation Law.

General

On January 22, 2013, we effected a reverse stock split of our shares of common stock at a ratio of one-for-twelve.

Our authorized capital stock currently consists of 16,666,667 shares of common stock, par value $0.012 per share.  As of the date of this prospectus, we had outstanding 7,222,397 shares of common stock and no other class or series of capital stock has been established.

Description of Common Stock

Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all net assets available for distribution to security holders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of security holders. There are no cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board of Directors, or our Board, may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by our Board. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future. In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

Meetings of Stockholders

An annual meeting of our stockholders shall be held on the day and at the time as may be set by our Board, at which the stockholders shall elect the board of directors and transact such other business as may properly be brought before the meeting.  All annual meetings of stockholders are to be held at our registered office in the State of Delaware or at such other place as may be determined by our Board.

Special meetings of our stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute, by the majority of our Board.  Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice for such meeting.

Anti-Takeover Provisions

Delaware Law

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management.

Since we have not elected to be exempt from the restrictions imposed under Section 203, we are subject to Section 203 because our shares of common stock are listed on a national securities exchange as of our listing on Nasdaq on February 11, 2013.  Unless we adopt an amendment to our Certificate of Incorporation, as amended, by action of our stockholders expressly electing not to be governed by Section 203, we are generally subject to Section 203 of the Delaware General Corporation Law, except that the restrictions contained in Section 203 would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we listed on Nasdaq.

Section 214 of the Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our Certificate of Incorporation, as amended, provides otherwise. Our Certificate of Incorporation, as amended, does not provide for cumulative voting.

These Delaware statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of us. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of our stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. We may use additional shares of common stock for a variety of purposes, including future offerings to raise additional capital or as compensation to third party service providers. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Certificate of Incorporation, as amended, and Amended and Restated By-law Provisions

Our Certificate of Incorporation, as amended, and Amended and Restated By-laws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the Certificate of Incorporation, as amended, and/or Amended and Restated By-laws, as applicable, among other things:

•	provide our Board with the exclusive authority to call special meetings of the stockholders;
•	provide our Board with the ability to alter our Amended and Restated By-laws without stockholder approval;
•	provide our Board with the exclusive authority to fix the number of directors constituting the whole Board; and
•	provide that vacancies on our Board may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in its policies, and to discourage some types of transactions that may involve an actual or threatened change in control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.  However, these provisions could have the effect of discouraging others from making tender offers for our shares of common stock and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The current transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004.

 Listing

Our common stock is traded on Nasdaq under the symbol “ORMP.”

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms we describe below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

General

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from the common stock.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement or by warrant agreements that we will enter into directly with the purchasers of the warrants. If we evidence warrants by warrant certificates, we will enter into a warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent, if any, in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased or exercised;
•	if applicable, the terms of the common stock with which the warrants are issued and the number of warrants issued with such common stock;
•	if applicable, the date on and after which the warrants and the related common stock will be separately transferable;
•	the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the manner in which the warrants may be exercised, which may include by cashless exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of shares of common stock issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	the material U.S. federal income tax consequences of holding or exercising the warrants;
•	the terms of the common stock issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the common stock purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the number of shares of common stock that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M., Eastern U.S. time, on the expiration date that we set forth in the applicable prospectus supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering to the warrant agent or us the warrant certificate or warrant agreement representing the warrants to be exercised together with specified information, and by paying the required amount to the warrant agent or us in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate or in the warrant agreement and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent or us in connection with such exercise.

Upon receipt of the required payment and the warrant certificate or the warrant agreement, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, at our offices or at any other office indicated in the applicable prospectus supplement, we will issue and deliver the common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate or warrant agreement are exercised, then we will issue a new warrant certificate or warrant agreement for the remaining amount of warrants.

Enforceability of Rights by Holders of Warrants

If we appoint a warrant agent, any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one or more series, units consisting of common stock and warrants for the purchase of common stock.  While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement.  The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus forms a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units.  The following summary of material terms and provisions of the units is subject to, and qualified in its entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units.  We urge you to read the applicable prospectus supplement related to the particular series of units that we may offer under this prospectus and the complete unit agreement and any supplemental agreements that contain the terms of the units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described herein; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock” and “Description of Warrants,” will apply to each unit and to any common stock or warrant included in each unit, respectively.

We may issue units in such amounts and in such distinct series as we determine.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;
•	to one or more underwriters for resale to the public or to investors;
•
to the extent we are eligible, in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to investors in privately negotiated transactions;
•	directly to a purchaser pursuant to what is known as an “equity line of credit” as described below; or
•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to prevailing market prices; or
•	negotiated prices.

The accompanying prospectus supplement will describe the terms of the offering of our securities, including:

•	the name or names of any agents or underwriters;
•	any securities exchange or market on which the common stock may be listed;
•	the purchase price and commission, if any, to be paid in connection with the sale of the securities being offered and the proceeds we will receive from the sale;
•	any options pursuant to which underwriters may purchase additional securities from us;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any public offering price; and
•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We may also sell securities pursuant to an “equity line of credit”. In such event, we will enter into a common stock purchase agreement with the purchaser to be named therein, which will be described in a Current Report on Form 8-K that we will file with the SEC. In that Form 8-K, we will describe the total amount of securities that we may require the purchaser to purchase under the purchase agreement and the other terms of purchase, and any rights that the purchaser is granted to purchase securities from us. In addition to our issuance of shares of common stock to the equity line purchaser pursuant to the purchase agreement, this prospectus (and the applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part) also covers the resale of those shares from time to time by the equity line purchaser to the public. The equity line purchaser will be considered an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Its resales may be effected through a number of methods, including without limitation, ordinary brokerage transactions and transactions in which the broker solicits purchasers and block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.  The equity line purchaser will be bound by various anti-manipulation rules of the SEC and may not, for example, engage in any stabilization activity in connection with its resales of our securities and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

We may sell our securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of our common stock, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may provide underwriters and agents with indemnification against civil liabilities related to offerings pursuant to this prospectus, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters or agents may make with respect to these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business. We will describe such relationships in the prospectus supplement naming the underwriter or agent and the nature of any such relationship.

Rules of the SEC may limit the ability of any underwriters to bid for or purchase securities before the distribution of the shares of common stock is completed. However, underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing transactions — Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•
Options to purchase additional stock and syndicate covering transactions — Underwriters may sell more shares of our common stock than the number of shares that they have committed to purchase in any underwritten offering. This creates a short position for the underwriters. This short position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional shares in any underwritten offering. The underwriters may close out any covered short position either by exercising their option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through their option. Naked short sales are short sales in excess of the option. The underwriters must close out any naked position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in the offering.

•
Penalty bids — If underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those shares as part of the offering.

Similar to other purchase transactions, an underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of shares if it discourages resales of the shares.

If commenced, the underwriters may discontinue any of these activities at any time.

Our common stock is traded on Nasdaq.  One or more underwriters may make a market in our common stock, but the underwriters will not be obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance as to liquidity of the trading market for our common stock.

Any underwriters who are qualified market makers on Nasdaq may engage in passive market making transactions in that market in the common stock in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Zysman  Aharoni Gayer and Sullivan & Worcester LLP, New York, New York, passed upon the validity of the securities offered hereby.

EXPERTS

The financial statements as of August 31, 2012 and 2011, for each of the two years in the period ended August 31, 2012 and for the cumulative period September 1, 2007 to August 31, 2012 (not separately presented herein) incorporated by reference in this prospectus have been audited by Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, as stated in its report.  Such financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the cumulative period from April 12, 2002 (the date of becoming a development stage entity) through August 31, 2007 (not separately presented herein) incorporated by reference in this prospectus have been audited by Malone & Bailey, PC –Certified Public Accountants, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein.  Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Exchange Act and as a result file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below. We also make available on our website under “Investors/SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC.   Our website address is www.oramed.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the securities.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our common stock, warrants and units offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling the SEC at 1 (800) SEC-0330. The SEC also maintains a website that contains reports and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed or may file the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)   Our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, as amended by Amendment No. 1 thereto, filed with the SEC on December 12, 2012 and December 21, 2012, respectively;

(2)   Our audited financial statements included in our Registration Statement on Form S-1 (No. 333-186375) filed with the SEC on February 1, 2013;

(3)   Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2012, as amended by Amendment No. 1 thereto, filed with the SEC on December 26, 2012 and December 27, 2012, respectively;

(4)   Our Current Reports on Form 8-K, as filed with the SEC on September 27, 2012, November 5, 2012, November 9, 2012,  December 4, 2012, January 2, 2013 (only as to Item 8.01 thereof), January 11, 2013, January 22, 2013, February 1, 2013 and February 7, 2013;

(5)   Our Current Report on Form 8-K/A, as filed with the SEC on September 27, 2012; and

(6)   The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 7, 2013, including any amendments and reports filed for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities to which this prospectus relates has been sold or the offering is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act, will be deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and to be a part hereof from the date of filing of such documents.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at Hi-Tech Park 2/5, Givat-Ram, PO Box 39098, Jerusalem 91390, Israel, Attention: Yifat Zommer, 972-2-566-0001.

1,580,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Placement Agent

Aegis Capital Corp

December 24 , 2013